Exhibit 10.9

Option No.:

GENVEC, INC.

2015 OMNIBUS INCENTIVE PLAN

DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT
COVER SHEET

GenVec, Inc., a Delaware corporation (the “Company”), hereby grants an Option (the “Option”) to purchase shares of its common stock, par value $0.001 per share (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the Option are set forth in this cover sheet and in the attached Director Non-Qualified Stock Option Agreement (collectively, the “Agreement”) and in the Company’s 2015 Omnibus Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by the Option:
Option Price per share of Stock:	$
Vesting Start Date:
Vesting Schedule:

Subject to the terms of this Agreement and provided you continue in Service on such date, one hundred percent (100%) of the shares of Stock covered by this Option shall vest on the first (1st) anniversary of the Vesting Start Date.

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Name:
Title:

Attachment

This is not a stock certificate or a negotiable instrument.

ii

GENVEC, INC.

2015 OMNIBUS INCENTIVE PLAN

DIRECTOR NON-QUALIFIED STOCK OPTION AGREEMENT

Non-Qualified Stock Option	This Option is not intended to be an Incentive Stock Option under Code Section 422 and will be interpreted accordingly.

Vesting

This Option is only exercisable before it expires and then only with respect to the vested portion of the Option.

Your right to purchase shares of Stock under this Option vests as set forth in the Vesting Schedule on the cover sheet, provided you then continue in Service. You cannot vest in more than the number of shares covered by this Option.

No additional shares of Stock will vest after your Service has terminated for any reason.

Change in Control	Notwithstanding the Vesting Schedule on the cover sheet, upon the consummation of a Change in Control, this Option will become one hundred percent (100%) vested, provided you continue in Service as of immediately prior to the consummation of the Change in Control.

Term	Your Option will expire in any event at the close of business at Company headquarters on the day before the tenth (10th) anniversary of the Grant Date, as shown on the cover sheet. Your Option will expire earlier (but never later) if your Service terminates, as described below.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Option (both vested and unvested), and the Option shall automatically expire upon your termination of Service.

Notice of Exercise

The Option may be exercised, in whole or in part, to purchase a whole number of vested shares of Stock of not less than one hundred (100) shares, unless the number of vested shares purchased is the total number available for purchase under the Option, by following the procedures set forth in the Plan and below.

When you wish to exercise this Option, you must notify the Company or its designee or agent by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares of Stock you wish to purchase and how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company or its designee or agent and when it is accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal, state, local, or foreign tax or withholding payment which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

1

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.
Form of Payment

When you submit your notice of exercise, you must include payment of the Option Price for the shares of Stock you are purchasing. Payment may be made in one (or a combination) of the following forms:

•          Cash, your personal check, a cashier’s check, a money order, or another cash equivalent acceptable to the Company.

•          By surrender to the Company of shares of Stock which you already own. The value of the surrendered shares of Stock, determined as of the effective date of the exercise of the Option, will be applied to the Option Price.

•          By delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price and any withholding taxes.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Stock acquired under this Option. In the event that the Company determines that any federal, state, local, or foreign tax or withholding payment is required relating to the exercise or sale of shares of Stock arising from this Option, the Company shall have the right to require such payments from you or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold shares of Stock otherwise issuable to you or by delivering to the Company shares of Stock. The shares of Stock so withheld or delivered must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option. Other than by will or the laws of descent and distribution, the Option may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the Option be made subject to execution, attachment, or similar process. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, you will immediately and automatically forfeit your Option.

2

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

Retention Rights	Neither your Option nor this Agreement give you the right to be retained or employed by the Company (or any of its Affiliates) in any capacity. The Company (and any Affiliate) reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder with respect to the shares of Stock underlying the Option unless and until the shares of Stock underlying the Option have been issued upon exercise of your Option and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued or an appropriate book entry has been made, except as described in the Plan.

Clawback

This Option is subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to any Company or Affiliate “clawback” or recoupment policy or to any Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under Applicable Laws, and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this Option earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

3

Adjustments

In the event of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company, the number of shares covered by this Option and the Option Price per share shall be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. The Committee adjustments will be final, binding, and conclusive on all persons.

Your Option shall be subject to the terms of the agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Section 16 of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments, or negotiations concerning this Option are superseded; except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you, such as home address and business addresses and other contact information, payroll information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this Option, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

4

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Option, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company. If at any time you would prefer to receive paper copies of the Plan prospectus and the Company’s annual report, as you are entitled to, the Company would be pleased to provide copies. Please contact Senior Director, Finance and Accounting to request paper copies of these documents.

Code Section 409A

The grant of the Option under this Agreement is intended to be exempt from, or to the extent subject thereto, to comply with, Code Section 409A (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A.

Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, any Affiliate, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, any Affiliate, the Board, nor the Committee will have any liability to you or other person for such tax or penalty.

 By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

5

Exhibit 10.9

Exhibit A

GenVec, Inc. 2015 Omnibus Incentive Plan

[Please see attached.]